Exhibit 99.1

Supplemental Information Regarding Award Rationale, Design Process, and Key Terms

Note: See definitions set forth under “1. New Equity Awards for CEO and CSO” in Item 5.02 of this Current Report on Form 8-K for capitalized terms used but not defined below.

Award Rationale and Design Process

The 2026 PSUs were approved after a rigorous, multi-year process led by the Compensation Committee, incorporating long-term strategic considerations and informed by direct feedback from many of the Company’s largest investors as well as the Compensation Committee’s independent compensation consultant and several other compensation and governance experts.

As part of that process, the Compensation Committee and the other independent Board members carefully considered Regeneron’s mission and long-term growth strategy, including the need to maximize the value of its pipeline of approximately 50 product candidates amid increasing biosimilar and branded competition. The Board also recognized the Company’s nearly 40-year record of success for patients and shareholders under the leadership of Regeneron’s co-founders Drs. Schleifer and Yancopoulos, as demonstrated by the invention, development, and commercialization of 16 approved or authorized medicines, including four that have achieved “blockbuster” status and currently generate more than $1 billion in annual net product sales each, and by a total shareholder return (“TSR”) of over 3,500% since the Company became public.

Description of Key Terms

The key terms of the PSUs are further described below. Unless otherwise indicated, PSU and share information is expressed per executive.

Performance Goals. The performance goals for the 2026 PSUs span two main operational categories, as follows:

(1)	the filing of Biologics License Applications (“BLAs”) or New Drug Applications (“NDAs”) for new molecular entities (such BLAs and NDAs, “New Product Filings”) and U.S. Food and Drug Administration (“FDA”) approval of New Product Filings and Eligible Supplemental Filings (as defined below) (“New Product Approvals”):

a.	10,000 PSUs per New Product Filing from January 1, 2026[1] through December 31, 2034
b.	15,000 PSUs per New Product Approval based on a New Product Filing obtained from January 1, 2026[1] through December 31, 2035
c.	12,500 PSUs per FDA approval of a supplemental BLA (“sBLA”) or supplemental NDA (“sNDA”) obtained during the Performance Period, excluding (i) sBLAs/sNDAs for products marketed as of the Grant Date or (ii) sBLAs/sNDAs that do not expand the eligible patient population (“Eligible Supplemental Filing”)

(2)	the generation of new revenues (“New Product Annual Revenues”) from products approved or acquired during the Performance Period (in the case of an acquired product, only to the extent above the pre-acquisition net sale baseline for such product) (“New Products”)[2] measured on the basis of the Company’s audited financial statements for fiscal years 2032, 2033, 2034, and 2035:

a.	<$10 billion: 0
b.	$10 billion: 250,000 PSUs	Linear interpolation between each level above $10 billion/250,000 PSUs
c.	$18 billion: 900,000 PSUs
d.	$30 billion: 1,800,000 PSUs

1        The start of the performance period gives recognition to the fact that the CEO and the CSO became eligible for additional equity awards effective January 1, 2026. The full 10-year performance period from January 1, 2026 through December 31, 2035 is referred to as the “Performance Period.” Notwithstanding the start of the Performance Period on January 1, 2026, the 2026 BLA filing for Otarmeni™ (lunsotogene parvec) and the 2026 FDA approval of such product will not constitute a “New Product Filing” and “New Product Approval,” respectively; provided that an sBLA (as defined below) for such product that expands the eligible patient population will constitute an “Eligible Supplemental Filing.”

2        “New Products” include (i) Ordspono™ (odronextamab) if such product is approved by the FDA, (ii) Lynozyfic® (linvoseltamab) if such product receives FDA approval for earlier lines of treatment in its currently approved multiple myeloma indication or FDA approval of another indication, and (iii) Otarmeni™ (lunsotogene parvec) if such product receives FDA approval that expands the eligible patient population.

Awards earned pursuant to (1) and (2) above are subject to maximum earnout opportunities of 2,700,000 PSUs (CEO) and 2,900,000 PSUs (CSO)3 that also may be satisfied by the generation of $40 billion of New Product Annual Revenues in fiscal 2034 or 2035 so long as the Company’s absolute TSR is positive for the Performance Period and exceeds the NASDAQ Biotechnology Total Return Index (“NBI”) return over the Performance Period. No additional Revenue-Based PSUs are eligible to be earned for New Product Annual Revenues above $30 billion unless the criteria set forth in the preceding sentence are satisfied.

PSUs linked to New Product Filings and New Product Approvals are collectively referred to as “Activity-Based PSUs”; and PSUs linked to New Product Annual Revenues are collectively referred to as “Revenue-Based PSUs.”

Earnout and Vesting Determinations. Earnout and vesting determinations for both Activity-Based PSUs and Revenue-Based PSUs will be made following year-end for each applicable year during the Performance Period based on the Committee’s certification of performance, subject to the limitations described under “Earnout and Delivery Limitations” below.

•	Activity-Based PSUs: Such determinations will be made for each year during the period of 2026–2034 for New Product Filings and 2026–2035 for New Product Approvals.

•	Revenue-Based PSUs: Such determinations will be made for each of the final four years of the Performance Period (2032–2035). New Product Annual Revenues will be measured for each such year based on the Company’s audited financial results and comprise the sum of (i) aggregate annual global net product sales of New Products (other than those acquired from third parties); (ii) the incremental amount of aggregate annual global net product sales of New Products acquired from third parties over their pre-acquisition aggregate annual global net product sales for the most recently completed fiscal period; and (iii) for any New Product subject to a collaboration with one or more third parties, the product of (x) such New Product’s aggregate annual global net product sales multiplied by (y) the Company’s share of profits for such New Product (provided that if such collaborated New Product was acquired from a third party, clause (ii) will also apply as appropriate).

Earnout and Delivery Limitations. The 2026 PSUs contain the following earnout caps and delivery limits:

•	Earnout caps on Activity-Based PSUs: To the extent New Product Annual Revenues are less than $10 billion, the earnout opportunity for Activity-Based PSUs is capped at 100,000 PSUs for the CEO and 300,000 PSUs for the CSO and is allocated 25% to the CEO and 75% to the CSO.[3] In the event New Product Annual Revenues are equal to or greater than $10 billion and less than or equal to $30 billion, the total number of PSUs eligible to be earned by the CEO and the CSO is determined such that Activity-Based PSUs may not exceed 30% of such total number of PSUs. Activity-Based PSUs that would have been earned in a particular year if not for the applicable caps set forth above and below will be eligible to be earned in the remaining years of the Performance Period to the extent their earnout complies with the applicable cap(s) for those years.

•	Earnout caps before 2034: (i) No earnout of Revenue-Based PSUs in 2026–2031; (ii) a cumulative earnout cap (inclusive of any Activity-Based PSUs earned previously) on Activity-Based PSUs of 100,000/300,000 (CEO/CSO) in 2026–2031; and (iii) a cumulative earnout cap of 300,000 and 525,000 per executive (inclusive of any PSUs earned previously) on aggregate Activity-Based PSUs and Revenue-Based PSUs in 2032 and 2033, respectively.

•	20% holdback applies to any shares delivered before the end of the Performance Period (other than as described under “Termination Treatment” below).

•	Additional delivery limits before 2035: (i) No delivery of shares from Revenue-Based PSUs before 2033 and (ii) additional delivery limits apply to shares delivered before 2035.

•	Absolute caps of 2,700,000 PSUs (CEO) and 2,900,000 (CSO) apply in all circumstances.[3]

3        The greater caps and allocation percentages applicable to the CSO are meant to recognize the executive’s critical role in overseeing the research and development efforts necessary to generate Activity-Based PSUs and to build a robust new product pipeline capable of supporting achievement of the New Product Annual Revenue goals.

Relative TSR Modifier. A relative TSR modifier (“rTSR Modifier”) adjusts earned PSUs by ±20% based on Regeneron’s TSR performance versus the NBI from January 1, 2026 through December 31, 2035 (+20% if Regeneron’s relative TSR exceeds the NBI’s return by 25 percentage points or more and -20% if Regeneron’s relative TSR trails the NBI’s return by 25 percentage points or more, with linear interpolation applied in between); a shorter measurement period may apply in the circumstances described under “Termination Treatment” below. The rTSR Modifier may not increase the number of earned PSUs if Regeneron’s absolute TSR is negative over the applicable measurement period.

Mandatory Holding Period. Any shares delivered to the executives prior to December 31, 2035 remain subject to a mandatory holding period until February 2036 (the certification date for 2035 performance) (the “Holding Period”), except following termination of employment due to death or disability or upon a change in control as described under “Termination Treatment” below. Certain transfers for estate planning purposes will be permissible so long as the transferee agrees to remain bound by the applicable restrictions during the Holding Period.

No Additional Equity Awards. As a condition to the grant of the 2026 PSUs, it has been agreed that the CEO and the CSO will not be entitled to any additional equity or equity-based awards under the Equity Plan or any successor to the Equity Plan until 2036.

Succession Planning. The 2026 PSUs contain covenants that require the recipients to participate in good faith in the Board’s continued development of CEO and CSO succession plans (as applicable), with such plans to be in place by the 5th anniversary of the grant date or such later date as determined by the Board.

Service Requirement; Board Nomination Right. The 2026 PSUs will continue to be outstanding and may be earned and vest for so long as the recipient serves as an employee or consultant of the Company or a member of the Board. The recipients have the right to be nominated as members of the Board for so long as they remain employed as CEO and CSO, respectively.

Termination Treatment. The following provisions apply to the 2026 PSUs in the circumstances described below.

•	Voluntary Termination or Retirement. Upon voluntary departure or retirement from the Company (except where the executive’s service continues as noted above), any unvested PSUs are forfeited. The Holding Period will remain in effect in respect of any previously vested shares, and the rTSR Modifier applicable to such shares will be measured as of the termination date.

•	Termination without Cause/Departure for Good Reason. If the executive’s employment with the Company is terminated without Cause or the executive leaves his employment with the Company for a Good Reason (each as defined in the applicable PSU Award Agreement) not in connection with a change in control, the 2026 PSUs will remain outstanding and may be earned in accordance with the terms of the award except that (i) any earnout following the termination date will be based solely on New Products in existence as of the termination date as well as Eligible New Products and Eligible New Product Candidates (each as defined below) (the “Qualifying Termination Earnout Methodology”) and (ii) the rTSR Modifier will be measured (a) as of the termination date if the termination occurs on or prior to December 31, 2031 and (b) as of the end of the Performance Period if the termination occurs on January 1, 2032 or later. PSUs earned in accordance with the preceding sentence will vest as of the applicable measurement date and shares delivered in respect of such PSUs will remain subject to the Holding Period, provided that the 20% holdback will not apply if the termination occurs on or prior to December 31, 2031. “Eligible New Product Candidates” consist of (a) product candidates of the Company for which Investigational New Drug Applications have been submitted to the FDA prior to the termination date, (b) product candidates of the Company in Phase 1 or later clinical development as of the termination date, and (c) product candidates acquired from third parties pursuant to an agreement that is entered into within 12 months following the termination date (a “Qualifying Purchase”). “Eligible New Products” consist of New Products resulting from Eligible New Product Candidates or a Qualifying Purchase.

•	Qualifying Termination Upon or Following a Change in Control. Upon a change in control, the 2026 PSUs will remain outstanding and may be earned in accordance with the terms of the award except the rTSR Modifier will be measured as of the change-in-control date based on the price per share of Company common stock to be paid in the change-in-control transaction. If following a change in control and prior to December 31, 2035 the executive’s employment with the Company or its successor is terminated without Cause or the executive leaves his employment with the Company or its successor for a Good Reason, the 2026 PSUs will remain outstanding and may be earned in accordance with the Qualifying Termination Earnout Methodology and the rTSR Modifier will be measured as of the change-in-control date. PSUs earned in accordance with the preceding two sentences will vest as of the applicable measurement date and shares delivered in respect of such PSUs will no longer be subject to the Holding Period or the 20% holdback.

•	Death or Disability. In the case of the executive’s death or disability, the PSUs remain outstanding and may be earned during their term and, to the extent earned, will no longer be subject to the Holding Period.

PSU Award Agreements. The 2026 PSUs were granted pursuant to the PSU Award Agreements and are subject to the terms of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations and the Company’s Clawback Policy, both as in effect from time to time.

The foregoing description of the 2026 PSUs is qualified in its entirety by reference to the full and complete text of the PSU Award Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.